Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Corporate Office Properties Trust of our reports dated March 16, 2006, except with respect to our opinions on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 18, as to which the date is August 31, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in Corporate Office Properties Trust’s Current Report on Form 8-K dated August 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, MD
October 6, 2006